EXHIBIT 3.2

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
Form 205  Revised July 1, 2002
Filing fee: $25.00
Deliver to: Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained
   at www.sos.state.co.us                     ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to Sec. 7-110-106, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

1.  The name of the corporation is:  Delta Petroleum Corporation
(If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: 12/17/02

3. The text of each amendment adopted (include attachment if additional space needed): See Attachment A

4.  If changing the corporation name, the new name of the corporation is: N/A

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: N/A

6.  Indicate manner in which amendment(s) was adopted (mark only one):
[ ] No shares have been issued or Directors elected - Adopted by
    Incorporator(s)
[ ] No shares have been issued but Directors have been elected - Adopted by the board of directors
[ ] Shares have been issued but shareholder action was not required   Adopted
    by the board of directors
[X] The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

7. Effective date (if not to be effective upon filing) effective upon filing (Not to exceed 90 days)

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Stanley F. Freedman, c/o Krys Boyle, P.C., 600 Seventeenth Street - Suite 2700S, Denver, Colorado 80202

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.

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                               ATTACHMENT A


     Article XII of the corporation's current Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following language:

                               "ARTICLE XII
         QUORUM FOR SHAREHOLDERS' MEETINGS AND ACTS OF SHAREHOLDERS

     Thirty-three and one-third percent (33-1/3%) of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at meetings of shareholders. At all meetings of shareholders, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders."